Exhibit 14

CODE OF BUSINESS CONDUCT AND ETHICS

JUNE 2014

The Board of Directors of eBullion, Inc., a Delaware corporation (“eBullion”), has adopted this Code of Business Conduct and Ethics to:

●	promote honest and ethical conduct, including fair dealing and the ethical handling of conflicts of interest;

●	promote full, fair, accurate, timely and understandable disclosure;

●	promote compliance with applicable laws and governmental rules and regulations;

●	ensure the protection of eBullion’s legitimate business interests, including corporate opportunities, assets and confidential information; and

●	deter wrongdoing.

All directors, officers and employees of eBullion are expected to be familiar with this Code and to adhere to those principles and procedures set forth in this Code that apply to them.

From time to time, eBullion may waive some provisions of this Code. Any waiver, however, may be made only by the Board of Directors and must be promptly disclosed as required by the listing requirements of the OTC Bulletin Board.

I.	Honest and Candid Conduct

Each director, officer and employee owes a duty to eBullion to act with integrity. Integrity requires, among other things, being honest and candid. Deceit and subordination of principle are inconsistent with integrity.

Each director, officer and employee must:

●	Act with integrity, including being honest and candid while still maintaining the confidentiality of information where required or consistent with eBullion’s policies;

●	Observe both the form and spirit of laws and governmental rules and regulations, accounting standards and eBullion policies; and

●	Adhere to a high standard of business ethics.

II.	Raising Ethical Issues

Maintaining ethical standards, including appropriate disclosure and internal accounting controls, is the responsibility of every member of the eBullion family. Early identification and resolution of the ethical issues that may arise are critical to maintaining our commitment to world-class business practices.

eBullion personnel are expected to treat compliance with ethical standards as a critical element of their responsibilities. Although this Code addresses a wide range of business practices and procedures, it cannot anticipate every issue that may arise. If you are unsure of what to do in any situation, you should seek additional guidance and information before you act. You should use your judgment and common sense; if something seems unethical or improper it probably is. If you have any questions regarding the best course of action in a particular situation, or if you suspect a possible violation of a law, regulation or eBullion ethical standard, you should promptly contact one or more of the following:

●	Your supervisor;

●	Your Human Resources representative; or

●	The eBullion’s Code of Business Conduct and Ethics Contact Person shall be Joseph Havlin.

You should feel free to contact either someone in your business unit or someone at the corporate level, whichever you believe is more appropriate. If you raise an ethical issue and you believe the issue has not been properly addressed, you should raise it with another of the contacts listed above.

eBullion strongly encourages personnel to raise possible ethical issues. eBullion has adopted a Non-Retaliation Policy which specifically prohibits any retaliatory action against any individual for raising legitimate concerns or questions regarding ethics matters or for reporting suspected violations.

III.	Protecting eBullion’s Corporate Assets and Records

You are responsible for safeguarding the tangible and intangible assets of eBullion and its customers, suppliers and distributors that are under your control. eBullion’s assets must not be used for personal benefit except where permitted by eBullion in line with local practices and laws. Assets include cash, business plans, customer information, supplier information, distributor information, intellectual property (computer programs, models and other items), physical property and services.

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Misappropriation of corporate assets is a breach of your duty to eBullion and may constitute an act of fraud against eBullion. Similarly, carelessness or waste in regard to corporate assets is also a breach of your duty to eBullion.

eBullion has strict policies regarding the use of its telephone, e-mail and voice-mail systems. Each is a business communication tool and users are obligated to use these tools in a responsible, effective and lawful manner. Violations of eBullion’s policies regarding these tools can result in corrective action up to and including discharge.

Additionally, the records, data and information owned, used and managed by eBullion must be accurate and complete. You are personally responsible for the integrity of the information, reports and records under your control. Records must be maintained in sufficient detail as to reflect accurately eBullion’s transactions. Financial statements must always be prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, the financial condition and results of eBullion.

You must use common sense and observe standards of good taste regarding content and language when creating business records and other documents (such as e-mail) that may be retained by eBullion or a third party. You should keep in mind that at a future date, eBullion or a third party may be in a position to rely on or interpret the document with the benefit of hindsight and/or the disadvantage of imperfect recollections.

You are required to cooperate fully with appropriately authorized internal and external investigations. Making false statements to or otherwise misleading internal or external auditors, eBullion counsel, eBullion representatives or regulators can be a criminal act that can result in severe penalties. You must never withhold or fail to communicate information that raises ethical questions and thus should be brought to the attention of higher levels of management.

You are prohibited from destroying any records that are potentially relevant to a violation of law or any litigation or any pending, threatened or foreseeable government investigation or proceeding.

eBullion is also committed to accuracy in tax-related records, and to tax reporting in compliance with the overall intent and letter of applicable laws. Tax returns must be filed on a timely basis and taxes due paid on time.

IV.	Conflicts of Interest with eBullion

A “conflict of interest” occurs when an individual’s private interest interferes or appears to interfere with the interests of eBullion. A conflict of interest can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her eBullion work objectively and effectively. For example, a conflict of interest would arise if a director, officer or employee, or a member of his or her family, receives improper personal benefits as a result of his or her position in eBullion. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should be discussed with the Human Resources representative.

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In particular, clear conflict of interest situations involving directors, executive officers and other employees who occupy supervisory positions or who have discretionary authority in dealing with third parties may include the following:

●	any significant ownership interest in any supplier or customer;

●	any consulting or employment relationship with any supplier, customer or competitor;

●	any outside business activity that detracts from an individual’s ability to devote appropriate time and attention to his or her responsibilities with eBullion;

●	the receipt of non-nominal gifts or excessive entertainment from any company with which eBullion has current or prospective business dealings;

●	being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any immediate family member; and

●	selling anything to eBullion or buying anything from eBullion, except on the same terms and conditions as unrelated third parties are permitted to so purchase or sell.

Such situations, if material, should always be discussed with the Human Resources representative.

Service to eBullion should never be subordinated to personal gain and advantage. Conflicts of interest should, whenever possible, be avoided. Anything that would present a conflict for a director, officer or employee would likely also present a conflict if it is related to a member of his or her family.

IV.	eBullion’s Disclosure Process

Each director, officer or employee involved in eBullion’s disclosure process is required to be familiar with and comply with eBullion’s disclosure controls and procedures and internal control over financial reporting, to the extent relevant to his or her area of responsibility, so that eBullion’s public reports and documents filed with the Securities and Exchange Commission (“SEC”) comply in all material respects with the applicable federal securities laws and SEC rules. In addition, each such person having direct or supervisory authority regarding these SEC filings or eBullion’s other public communications concerning its general business, results, financial condition and prospects should, to the extent appropriate within his or her area of responsibility, consult with other eBullion officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

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Each director, officer or employee who is involved in eBullion’s disclosure process must:

●	Familiarize himself or herself with the disclosure requirements applicable to eBullion as well as the business and financial operations of eBullion.

●	Not knowingly misrepresent, or cause others to misrepresent, facts about eBullion to others, whether within or outside eBullion, including to eBullion’s independent auditors, governmental regulators and self-regulatory organizations.

●	Properly review and critically analyze proposed disclosure for accuracy and completeness (or, where appropriate, delegate this task to others).

V.	Reporting and Accountability

The Board of Directors is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. Any director, officer or employee who becomes aware of any existing or potential violation of this Code is required to notify the Code of Ethics Contact Person promptly. Failure to do so itself is a violation of this Code.

Any questions relating to how this Code should be interpreted or applied should be addressed to the Code of Ethics Contact Person. A director, officer or employee who is unsure of whether a situation violates this Code should discuss the situation with the Code of Ethics Contact Person to prevent possible misunderstandings and embarrassment at a later date.

Each director, officer or employee must:

●	Notify the Code of Ethics Contact Person promptly of any existing or potential violation of this Code.

●	Not retaliate against any other director, officer or employee for reports of potential violations that are made in good faith.

The Board of Directors shall take all action they consider appropriate to investigate any violations reported to them. If a violation has occurred, eBullion will take such disciplinary or preventive action as it deems appropriate.

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VI.	eBullion’s Corporate Opportunities

Directors, officers and employees owe a duty to eBullion to advance eBullion’s business interests when the opportunity to do so arises. Directors, officers, and employees are prohibited from taking (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless eBullion has already been offered the opportunity and turned it down. More generally, directors, officers and employees are prohibited from using corporate property, information or their position for personal gain and from competing with eBullion.

Sometimes the line between personal and eBullion benefits is difficult to draw, and sometimes there are both personal and eBullion benefits in certain activities. Directors, officers and employees who intend to make use of Brands property or services in a manner not solely for the benefit of eBullion should consult beforehand with the Code of Ethics Contact Person.

XIII.	Confidentiality

In carrying out eBullion’s business, directors, officers and employees often learn confidential or proprietary information about eBullion, its customers, and suppliers. Directors, officers and employees must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information of eBullion, and of other companies, includes any non-public information that would be harmful to the relevant company or useful or helpful to competitors if disclosed.

IX.	Fair Dealing with Customers and Others

We have a history of succeeding through honest business competition. We do not seek competitive advantages through illegal or unethical business practices. Each director, officer and employee of eBullion should endeavor to deal fairly with eBullion’s customers, service providers, suppliers, competitors and employees. No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

X.	Media, Publishing and Public Appearances

eBullion employees may be approached for interviews or comments by the news media from time to time and in such instances should immediately contact eBullion’s Chief Executive Officer or his designated representative. Only contact people designated by the Chief Executive Officer may comment to news reporters on eBullion policy or events relevant to eBullion.

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All inquiries from the media relating to eBullion should be referred to eBullion’s Chief Executive Officer or his designated representative. Only officially designated spokespersons may provide comments for the media.

XI.	Gifts and Entertainment

Accepting Gifts and Entertainment

In general, you should not accept gifts or the conveyance of anything of value (including entertainment) from current or prospective eBullion customers or suppliers. Moreover, you should never accept a gift in circumstances in which it could even appear to others that your business judgment has been compromised.

Gifts may only be accepted from current or prospective eBullion customers or suppliers when permitted under applicable law if they are: (1) noncash gifts of nominal value; or (2) customary and reasonable meals and entertainment at which the giver is present, such as the occasional business meal or sporting event. Any gift which appears to be of more than a nominal value must be reported to the Human Resources Manager of eBullion, and may be returned to the source.

Giving Gifts and Providing Entertainment

If a gift could be seen by others as a consideration for an official or business favor, you must not give the gift. Appropriate entertainment may be offered to customers by persons authorized to do so, subject to the applicable business expense reimbursement requirements.

The United States and other countries, states and many local jurisdictions have laws restricting gifts (e.g., meals, entertainment, transportation, lodging or other things of value) that may be provided to government officials. In addition, the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”) outlines very serious provisions against bribery, including the payment, or promise of payment, of anything of value to foreign officials (including any person employed by or representing a foreign government, officials of a foreign political party, officials of public international organizations and candidates for foreign office). Payment made indirectly through a consultant, contractor or other intermediary is also prohibited.

Political Activities and Contributions

You have the right to voluntarily participate in the political process. No one at eBullion may require you to contribute to, support or oppose any political group or candidate. If you choose to participate in the political process, you must do so as an individual, not as a representative of eBullion. You may not work on a political fundraiser or other campaign activity while at work or use company property for these activities. Any overt, visible and partisan political activity that could cause someone to believe that your actions reflect the views or position of eBullion requires the prior approval of eBullion’s Chief Executive Officer.

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Lobbying

eBullion encourages every employee to take an active interest in government processes. Any participation in a political process, however, is to be undertaken as an individual – not as a representative of eBullion. You must not engage in lobbying activities on behalf of eBullion.

XII.	Your Investments

Insider Trading

eBullion has adopted a Corporate Trading Policy and is available upon request. This policy and the laws of the United States and many other countries prohibit trading in the securities (including equity securities, convertible securities, options, bonds and any stock index containing the security) of any company while in possession of material, nonpublic information (also known as “inside information”) regarding eBullion. This prohibition applies to transactions for your personal account. A personal account is any account in which you have a financial or beneficial interest, or the power to affect or the ability to influence trading or investment decisions, either directly or indirectly. Personal accounts typically include accounts of spouses, domestic partners, children and other members of your household, and accounts over which you have investment discretion.

If you believe you have come into possession of inside information, you may not execute any trade in the securities of the subject company without first consulting with eBullion’s Chief Financial Officer, who will then determine whether such trade would violate eBullion’s Corporate Trading Policy or applicable laws. The definition of “material, nonpublic information” is broad. Information is “material” (and hence, potentially subject to the prohibition on insider trading) if there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security, or if the information, if made public, likely would affect the market price of a company’s securities. Information may be material even if it relates to future, speculative or contingent events, and even if it is significant only when considered in combination with publicly available information. Information is considered to be “nonpublic” unless it has been publicly disclosed, and adequate time has passed for the securities markets to digest the information. Examples of adequate disclosure include public filings with securities regulatory authorities and the issuance of press releases.

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It is also illegal in the United States and many other countries to “tip” or pass on inside information to any other person if you know or reasonably suspect that the person receiving such information from you will misuse information by trading in securities or passing such information on further, even if you do not receive any monetary benefit from the tippee.

Personal Investments in eBullion Securities

eBullion supports employee stock ownership. Investments in eBullion securities for personal accounts should be made with a long-term orientation and as part of a broader investment strategy. In order to comply with applicable law and avoid the appearance of impropriety, certain general restrictions apply to all transactions in eBullion securities.

Additionally, directors and officers are subject to reporting and other legal restrictions regarding their personal trading of eBullion securities. You are responsible for knowing and abiding by any eBullion policies regarding eBullion securities that may be applicable to you.

XIII.	Related Party Business Dealings

You must notify your supervisor of any business relationship or proposed business relationship or proposed business transaction eBullion may have with any company in which you or a related party has a direct or indirect interest or from which you or a related party may derive a benefit, or where a related party member is employed, if such a relationship or transaction might give rise to the appearance of a conflict of interest (for example, if you or a family member own or control property of significant value that eBullion is either purchasing or leasing).

This requirement generally excludes any interest that exists solely as a result of your ownership of less than 1% of the outstanding publicly traded equity securities of such company.

XIV.	Commitment to the Environment

eBullion is committed to conducting business in an environmentally responsible manner that protects human health, natural resources and the global environment. The U.S. and many other countries have laws and regulations relating to environmental protections. Environmental risks or opportunities that may arise out of our operations should be identified and managed in accordance with these laws and regulations. Questions regarding environmental concerns should be directed to eBullion’s environmental and regulatory affairs department or to eBullion’s Chief Executive Officer.

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Conclusion

We at eBullion aspire to the highest standards of moral and ethical conduct - - working to earn the trust of our customers, day in and day out. In the thousands of decisions we make and actions we take every day, we affirm our commitment to this Code of Business Conduct and Ethics and to deliver value to our customers, our people, our shareholders and our communities.

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